EXHIBIT 99.2

NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376

FIRST POTOMAC REALTY TRUST FILES REGISTRATION STATEMENT
FOR PUBLIC OFFERING OF 4,000,000 COMMON SHARES

BETHESDA, Md. — (May 27, 2004) — First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, today announced it has filed a registration statement on Form S-11 for the public offering of 4,000,000 common shares. KeyBanc Capital Markets will act as the lead manager and the sole book-running manager. The underwriters will have a 30-day option to purchase an additional 600,000 common shares from the Company to cover over-allotments.

The Company expects to use the net offering proceeds to fund the cash portion of the Company’s previously announced acquisitions, to pay down the balance on its revolving line of credit and for general corporate and working capital purposes, including possible future acquisitions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, copies of which, when available, may be obtained from KeyBanc Capital Markets, a division of McDonald Investments Inc., McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114.

About First Potomac Realty Trust
 First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 40-building portfolio totaling approximately 3.0 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 550,000 square feet in the Company’s properties under seventeen leases.

7200 Wisconsin Avenue, Suite 310 • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (310) 986-5554

FPO Files Registration Statement

May 27, 2004

Forward-Looking Statements
 The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, and the prospectus with respect to this offering, when available. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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